J.P. MORGAN INSTITUTIONAL FUNDS

                                DISTRIBUTION PLAN


                WHEREAS, the above-captioned investment company (the "Trust") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");
                WHEREAS, the Trust desires to adopt a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Act on behalf of each series of the Trust set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Fund"), and the Board of Trustees has determined that there is a reasonable likelihood that adoption of this Plan will benefit each Fund and its stockholders; and
                NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:
                1. The Funds shall pay to certain financial institutions, securities dealers and other industry professionals (collectively, "Sales Agents") with whom the Trust has entered into written agreements related to the Plan ("Related Agreements"), distribution services fees at the annual rate set forth on Exhibit A attached hereto.
                2. For the purposes of determining the fees payable under this Plan, the value of the Trust's net assets attributable to each Fund shall be computed in the manner specified in the Trust's Declaration of Trust as then in effect for the computation of the value of the Trust's net assets attributable to such Fund.
                3. Morgan Guaranty Trust Company of New York shall furnish to the Trust's Board, at least quarterly, a written report of all amounts expended for each Fund pursuant to this Plan. The report shall state the purpose for which the amounts were expended.
                4. As to each Fund, this Plan; any form of Related Agreement; and the identity of, and the fee payable to, each Sales Agent must be approved by a majority of the Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Related Agreements, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan, the form of Related Agreement or both, as the case may be. Notwithstanding the preceding sentence, if the identity of a particular Sales Agent executing any Related Agreement is not approved by the Board of Trustees, the Board may ratify the appointment and the amount of the Sales Agent's fee by such vote at the next regularly- scheduled quarterly meeting of the Trustees after such execution.
                5. As to any Fund whose shares have already been offered to the public or sold to persons who are not affiliated persons or promoters of the Trust or affiliated persons of the foregoing, the Plan must also be approved by a vote of at least a majority of the outstanding voting securities of such Fund.
                6. As to each Fund, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.
                7. As to each Fund, this Plan may be amended at any time by the Trust's Board, provided that (a) any amendment to increase materially the costs which such Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.
                8. As to each Fund, this Plan is terminable without penalty at any time by (a) vote of a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Related Agreements, or (b) vote of the holders of a majority of the outstanding shares of such Fund.
                9. While this Plan is in effect, the selection and nomination of each Trustee who is not an "interested person" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not "interested persons".
                10. The Trust shall preserve copies of this Plan, each Related Agreement and each report made pursuant to paragraph 3 hereof, for a period of not less than six years from the date of this Plan, such agreement or such report, as the case may be, the first two years in an easily accessible place.
                11. The obligations of each Fund hereunder and under any Related Agreement shall only be binding upon the assets and property of such Fund and shall not be binding upon any Trustee, officer or shareholder of the Trust individually.

Effective Date: ______________, 2000

                                    EXHIBIT A






                                                        Maximum Fee as a Percentage of
                                                        Average Daily Net Assets of shares
                                                        Beneficially Owned by Clients of
Name of Series                                          Sales Agent                        Effective
Date
----------------                                        --------------------------
--------------
J.P. Morgan Institutional Prime Cash Management Fund    0.50%                              5/17/00
J.P. Morgan Disciplined Equity Fund-Advisor Series      0.25%                              2/8/00
J.P. Morgan Prime Money Market Reserves Fund            0.25%                              6/1/99
J.P. Morgan Treasury Money Market Reserves Fund         0.25%                              6/1/99
